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                                                                     Exhibit 4.1

                Certificate of Designation of Rights, Preferences
             and Limitations of Series A Convertible Preferred Stock

                                       of

                           Casella Waste Systems, Inc.

      Casella Waste Systems, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting duly called and held, at which a quorum was present and acting throughout, duly adopted the following resolution:

      RESOLVED: That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 55,750 shares, to be designated "Series A Convertible Preferred Stock" (hereinafter "Series A Preferred Stock"); that the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:

      1.    Dividends.

            (a) Holders of the outstanding shares of Series A Preferred Stock will be entitled to receive dividends on each share of the Series A Preferred Stock, when and if declared by the Board of Directors, out of funds legally available therefor, at a rate per annum equal to 5.0% of the Liquidation Value, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (unless such day is not a business day, in which event such dividends shall be payable on the next succeeding business day) (each such date being a "Dividend Payment Date" and each such quarterly period being a "Dividend Period"), commencing on
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October 31, 2000. Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation at the close of business on the corresponding Record Date. As used herein, the term "Record Date" means, with respect to the dividend payable on January 31, April 30, July 31 and October 31, respectively, of each year, the preceding January 15, April 15, July 15 and October 15, or such other date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed as the record date by the Board of Directors. Dividends, whether or not declared and whether or not there shall be earnings or surplus, will accrue on a daily basis and accumulate on the last day of each Dividend Period in accordance with the following sentence. If cash dividends are not declared by the Board of Directors and paid to the holders of the outstanding shares of Series A Preferred Stock on or before the respective Dividend Payment Date, such dividend shall accumulate by adding to the Accreted Value for each share of Series A Preferred Stock an amount equal to the Applicable Percentage multiplied by the Accreted Value as of the immediately preceding Dividend Payment Date.

            (b) Commencing on the third anniversary of the Closing Date, any dividend on the Series A Preferred Stock may, at the option of the Corporation, be paid in cash; provided, however, that, with respect to any Dividend Payment Date occurring prior to the third anniversary of the Closing Date, all such dividends shall not be declared or paid and the amount thereof shall accumulate as described in Section 1(a) above. As used herein, the "Applicable Percentage" for each full Dividend Period for the Series A Preferred Stock shall be 1.25%. The Applicable Percentage for the initial Dividend Period, or any other period shorter than a full period, shall be computed on the basis of a per annum rate of 5.0% and the actual number of days elapsed over a 365-day year.

            (c) If at any time after the fourth anniversary of the Closing Date, the average Market Price of the Class A Common Stock for a period of 30 consecutive trading days equals or exceeds $34.30 (subject to appropriate adjustments for stock splits, stock dividends, combinations and other similar recapitalizations after the Closing Date affecting the shares of the Common Stock), then the dividend on the Series A Preferred Stock shall cease to accrue; provided that the Corporation shall not have elected (or been required) to pay any dividend in cash pursuant to Section 1(b) prior to the fourth anniversary of the Closing Date.

            (d) All dividends paid with respect to shares of the Series A Preferred Stock shall be paid pro rata to the holders thereof entitled thereto.

            (e) If accrued dividends on the Series A Preferred Stock for all prior periods have not been (i) paid in full or (ii) added to the Accreted Value pursuant to Section 1(a), then any dividend declared on any Parity Stock or Junior Stock (other than the Common Stock) will be declared ratably on the Series A Preferred Stock in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock or Junior Stock (other than the Common Stock) and if dividends on any Parity Stock or Junior Stock (other than the Common Stock) are due and payable and have not been paid in full, then any dividend declared on the Series A Preferred Stock will be declared ratably on the Parity Stock or Junior Stock (other than the Common Stock) in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock or Junior Stock (other than the Common Stock).


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            (f) So long as any shares of Series A Preferred Stock are
outstanding, if the Corporation pays a dividend or distribution in cash on the Common Stock (other than dividends or distributions payable solely in Common Stock) then at the same time the Corporation shall declare and pay a dividend on each share of Series A Preferred Stock in the amount equal to the dividends that would be paid with respect to a share of Series A Preferred Stock if converted by the holder thereof into Common Stock on the date established as the record date with respect to such dividend on the Common Stock and there shall be no adjustment to the Series A Conversion Price with respect to such dividend.

      2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to the greater of
(i) the Liquidation Value, plus all accrued but unpaid dividends accrued but unpaid since the most recent Dividend Payment Date, or (ii) such amount per share as would have been payable had each such share been converted into Class A Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and Parity Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            (b) After the payment of all amounts required to be paid to the holders of Series A Preferred Stock and any Parity Stock in accordance with
Section 2(a), upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

            (c) Unless the holders of a majority of the shares of Series A Preferred Stock determine otherwise, any (i) merger or consolidation in which
(A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation), or (ii) the sale


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of all or substantially all the assets of the Corporation (other than a transfer of all or substantially all of the assets of the Corporation to one or more wholly owned subsidiaries), shall be deemed to be a liquidation of the Corporation for purposes of this Section 2, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the consideration payable to the stockholders of the Corporation
(in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) above. The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. For the purposes of this Section 2, except as expressly set forth in this Section 2(c), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

      3.    Voting.

            (a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation, each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, by the provisions of the Corporation's Certificate of Incorporation, by the provisions of Section 3(b) or Section 3(c) below or any other provision hereof specifically requiring the vote of the Series A Preferred Stock or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

            (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock or otherwise amend its Certificate of Incorporation (whether by amendment, merger, reorganization or otherwise) so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock, and subject to the provisions of Section 3(c), the authorization of any shares of capital stock on a parity or junior to with Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series A Preferred Stock. The number of authorized shares of Series A Preferred Stock may be increased or decreased (but not below the number of shares then


                                      -4-
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outstanding) by the directors of the Corporation pursuant to Section 151 of the
General Corporation Law of Delaware or by the affirmative vote of the holders of a majority of the votes entitled to be cast by the then outstanding shares of the Common Stock, Series A Preferred Stock and all other classes or series of stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

            (c) In addition to any other rights provided by law, so long as at least 15% of the initial number of shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 50% of the then outstanding shares of Series A Preferred Stock:

                (i) issue any Parity Stock, Junior Stock (other than Common Stock) or convertible securities (other than stock options and other awards with respect to Common Stock given to employees, directors and consultants) ("Restricted Instruments") unless, in the opinion of counsel to the Corporation reasonably satisfactory to the holders of a majority of the shares of Series A Preferred Stock, (A) the issuance of such Restricted Instruments will not cause the Series A Preferred Stock to be treated as preferred stock for purposes of
Section 305 of the Internal Revenue Code of 1986, as amended (the "Code"), and
(B) regardless of whether the Corporation has or is expected to have current or accumulated earnings and profits, the terms of such Restricted Instruments will not permit or give rise to a distribution under Section 301 of the Code or a transaction treated as a distribution under Section 305(c) of the Code which will cause the holders of Series A Preferred Stock to realize income by reason of Section 305 of the Code;

                (ii) declare or pay any dividends or make any other direct or indirect distribution on account of any capital stock (other than Series A Preferred Stock or Common Stock); or

                (iii) redeem, repurchase, otherwise acquire or enter into any transaction involving the disposition of any shares of capital stock (other than a disposition of such shares by the Company) unless, in the opinion of counsel to the Corporation reasonably satisfactory to the holders of a majority of the shares of Series A Preferred Stock, regardless of whether the Corporation has or is expected to have current or accumulated earnings and profits, such transaction will not cause the holders Series A Preferred Stock to realize income by reason of Section 305 of the Code; provided however that this Section 3(c)(iii) shall not apply to repurchases by the Corporation of Common Stock on the open market in which the identity of the seller is unknown to the Corporation or to redemptions by the Corporation pursuant to Section 6 or
Section 7.

            (d) Notwithstanding any other provision in the Corporation's Certificate of Incorporation or By-laws, the holders of the Series A Preferred Stock may take action by written consent in lieu of a meeting.

      4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


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            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into fully paid and nonassessable shares of Class A Common Stock. The number of shares of Class A Common Stock deliverable upon conversion of a share of Series A Preferred Stock is determined by dividing the Liquidation Value on the applicable date plus all accrued but unpaid dividends which have not been added to the Accreted Value in accordance with Section 1(a) by the Series A Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price" shall initially be $14.00. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

      In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

            (b) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

            (c) Mechanics of Conversion.

                (i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any portion of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.


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                (ii) The Corporation shall at all times when the Series A
Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Series A Conversion Price.

                (iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares hereunder, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) will take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

                (iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (d) Adjustments to Series A Conversion Price for Diluting Issues:

                (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

                    (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                    (B) "Series A Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

                    (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.


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                    (D) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than:

                        (I) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Series A Original Issue Date;

                        (II) shares of Convertible Securities or Common Stock issued or issuable as a dividend or distribution on Series A Preferred Stock or the adjustment of the Series A Conversion Price;

                        (III) shares of Common Stock issued or issuable by
                              reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(e) or 4(f) below;

                        (IV) shares of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to a plan or arrangement approved by the Board of Directors of the Corporation; or

                        (V) shares of Convertible Securities or Common Stock (or Options with respect thereto) issued or issuable as consideration for the acquisition of a business or of assets (whether pursuant to a merger, asset acquisition or otherwise) or to the Corporation's joint venture partners in exchange for interests in the relevant joint venture, but only to the extent that the consideration per share (determined pursuant to Section 4(d)(v)) for such transactions consummated after the Closing Date is equal to or greater than $10.00 (subject to appropriate adjustments for stock splits, dividends, combinations and other similar recapitalizations after the Closing Date).

                (ii) No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least 50% of the


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then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock.

                (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date (unless such Options or Convertible Securities are excluded from the definition of Additional Shares of Common Stock pursuant to Section 4(d)(I)(D) above), provided that (i) if those Options are only exercisable upon the occurrence of certain triggering events, then the Options will be deemed not to be issued or outstanding, and the Series A Conversion Price will not be adjusted with respect to such Options, until the triggering events occur, and (ii) Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (A) No further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (C) Upon the expiration or termination of any such unexercised Option or unconverted Convertible Security, the Series A Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Convertible Security shall not be deemed issued for the purposes of any subsequent adjustment of the Series A Conversion Price;

                    (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price then in effect shall forthwith be readjusted to


                                      -9-
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such Series A Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

                    (E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

      In the event the Corporation, after the Series A Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Series A Original Issue Date or were issued after the Series A Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series A Original Issue Date and the provisions of this Subsection 4(d)(iii) shall apply.

                (iv) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.

      In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall not give effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

                (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:


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                    (A) Cash and Property: Such consideration shall:

                        (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                        (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (III) in the event Additional Shares of Common Stock are
                              issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                        (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                        (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Class A Common Stock, the Series A Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Class A Common Stock, the Series A Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

                (1) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                (2) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

            (g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Class A Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e) or (f) of this Section 4), then, following any such reorganization, recapitalization, consolidation or merger, each share of Series A Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

            (h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

            (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this
Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

            (j) Notice of Record Date. In the event:

                (i) the Corporation shall take a record of the holders of its Class A Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

                (ii) of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Class A Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

                (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

      5.    Mandatory Conversion.

            (a) In the event that the Corporation elects to (and is eligible to) redeem less than all of the issued and outstanding shares of Series A Preferred Stock pursuant to Section 6(a), then, upon such redemption, the Corporation may, but is not obligated, to cause the remaining shares of Series A Preferred Stock which were not redeemed to be automatically converted into shares of Class A Common Stock at the then effective conversion ratio. On the date of a mandatory conversion pursuant to this Section 5 (a) ("Mandatory Conversion Date"), the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series A Preferred Stock, and all provisions included under the caption "Series A Convertible Preferred Stock", and all references to the Series A Preferred Stock, shall be deleted and shall be of no further force or effect.

            (b) All holders of record of shares of Series A Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of such shares of Series A Preferred Stock pursuant to this Section 5 and the redemption of the remaining shares of Series A Preferred Stock pursuant to Section 6 and Section 7. Such notice shall be sent by first class or registered mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Mandatory Redemption Date to each holder of record of the Series A Preferred Stock at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the mandatory conversion of any share of any share of Series A Preferred Stock to be converted except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, the number of shares of the outstanding shares of Series A Preferred Stock not redeemed in accordance with Section 6(a) shall be deemed to have been converted into shares of Class A Common Stock and all rights set forth herein with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class A Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4(b) in respect of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion.

            (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Class A Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock may not be reissued, and the Corporation will thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

      6.    Redemption.

            (a) Subject to the right of the holders of Series A Preferred Stock to convert such shares in accordance with Section 4 hereof, beginning on the third anniversary of the Closing Date and continuing until the seventh anniversary of the Closing Date, the Corporation may redeem at its option all of the issued and outstanding shares of Series A Preferred Stock, at any time at a redemption price per share in cash (the "Optional Redemption Price") equal to the greater of (i) 90% of the Current Market Value of the number of shares of Class A Common Stock into which a share of Series A Preferred Stock could be converted by the holder on the date of the notice of redemption pursuant to
Section 7(b) or (ii) an amount which will provide the holders of the Series A Preferred Stock with a 30% IRR on Original Investment to the date of redemption; provided that if the redemption occurs prior to the fourth anniversary of the Closing Date, the Optional Redemption Price shall not be less than the greater of (i) a 30% IRR on Original Investment and (ii) a Return on Investment of Three Times the Original Investment, in each case to the date of redemption; provided, further, that in the event the Optional Redemption Price is equal to 90% of the Current Market Value of the number of shares of Class A Common Stock into which a share of Series Preferred Stock could be converted on the date of the notice of redemption pursuant to Section 7(b), then the Corporation may redeem less than all (but in no event less than 50%) of the issued and outstanding shares of Series A Preferred Stock.

            (b) Promptly following the occurrence of a Change of Control, the Corporation shall notify (a "Change of Control Notice") the holders of the Series A Preferred Stock of such occurrence. Within thirty days after the Corporation sends a Change of Control Notice, each holder of shares of Series A Preferred Stock shall have the option to the extent the Corporation shall have funds legally available therefor, to require the Corporation to redeem such holder's shares of Series A Preferred Stock, or such portion thereof as may be determined by such holder, at a redemption price per share (the "Elective Redemption Price") in cash equal to the Liquidation Value as of the date of the Change of Control (which date shall be the redemption date for purposes hereof). Any election pursuant to this Section 6(b) must be made by written notice delivered to the offices of the Corporation, accompanied by certificates representing the shares to be redeemed within thirty days following the mailing of the Change of Control Notice. Such notice shall be signed by the holder of the shares to be redeemed and must specify the number of shares to be redeemed.

            (c) All outstanding shares of Series A Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Liquidation Value plus all accrued but unpaid dividends that have not been added to the Accreted Value in accordance with Section 1(a) as of the date of redemption (the "Mandatory Redemption Price") on the seventh anniversary of the Closing Date (the "Mandatory Redemption Date"). If the Corporation does not have sufficient funds legally available to redeem the Series A Preferred Stock on the Mandatory Redemption Date, the Corporation shall redeem a pro rata portion of each holder's shares of Series A Preferred Stock out of funds legally available therefor and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

            (d) If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series A Preferred Stock pursuant to Section 6(c) (a "Mandatory Redemption Obligation") for any reason, including as a result of the failure of the Corporation to have funds legally available to make such redemption, the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation and the Board of Directors shall take all action commercially reasonable to enable the Corporation to discharge such Mandatory Redemption Obligation, including without limitation increasing the capital surplus of the Corporation if possible. If and so long as any Mandatory Redemption Obligation with respect to the Series A Preferred Stock shall not be fully discharged, the Corporation shall not (i) declare or pay any dividend or distribution with respect to, or directly or indirectly, redeem, purchase, or otherwise acquire any Parity Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock or Junior Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series A Preferred Stock and except for dividends on Parity Stock which are payable solely in additional shares of or by the increase in the liquidation value of Parity Stock, in each case, pursuant to the terms thereof) or (ii) declare or pay any dividend or distribution with respect to, or directly or indirectly redeem, purchase, or otherwise acquire, any Junior Stock, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock (other than a redemption, purchase or other acquisition of shares of Common Stock made pursuant to an employee incentive or benefit plan or arrangement of the Corporation or any subsidiary or other agreement or arrangement between an employee and the Corporation or any subsidiary approved by the Board of Directors or any committee thereof and other than dividends on Junior Stock which are payable solely in additional shares of or by the increase in the liquidation value of Junior Stock, in each case, pursuant to the terms thereof).

            (e) Shares of Series A Preferred Stock which have been redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation will from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

      7.    Procedure for Redemption.

            (a) In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed in accordance with the provisions of
Section 6(a) (which in no event shall be less than 50% of the then outstanding Series A Preferred Stock), the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected pro rata (with any fractional shares being rounded to the nearest whole share).

            (b) In the event the Corporation shall redeem shares of Series A Preferred Stock pursuant to Section 6(a) or Section 6(c), notice of such redemption shall be given by first class or registered mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed in accordance with Section 6(a), the number of shares to be redeemed from such holder; (iii) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be.

            (c) Notice having been received by the Corporation as set forth in
Section 6(b) or having been mailed by the Corporation as set forth in Section 7(b), from and after the redemption date, dividends on the shares of Series A Preferred Stock so called pursuant to Section 6(a) or Section 6(c), or surrendered for redemption pursuant to Section 6(b), shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Optional Redemption Price, the Mandatory Redemption Price or the Elective Redemption Price, as the case may be) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the Optional Redemption Price, the Mandatory Redemption Price or the Elective Redemption Price, as the case may be.

            (d) Unless there shall have been a failure to pay the Optional Redemption Price, the Mandatory Redemption Price or the Elective Redemption Price, as applicable, on the applicable redemption date all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Optional Redemption Price, the Mandatory Redemption Price or the Elective Redemption Price, as applicable, of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such applicable redemption date be deemed to be outstanding.

      8.    Definitions.

      "A 30% IRR on Original Investment" shall mean in connection with the redemption of any share of Series A Preferred Stock, a 30% internal rate of return on investment to the holder of such share, calculated from the date of issuance of such share of Series A Preferred Stock to the date of receipt of the Optional Redemption Price and based on the Liquidation Value of such share on the date of issuance and the Optional Redemption Price.

      "A Return on Investment of Three Times the Original Investment" shall mean in connection with the redemption of any share of Series A Preferred Stock, the receipt by the holder of such share of an amount equal to or greater than three times (3x) the Liquidation Value of such share as of the date of issuance.

      "Accreted Value" means, with respect to one share of Series A Preferred Stock, the amount equal to $1,000.00 plus the amount of any dividends added to the Accreted Value in accordance with Section 1(a) (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification, or other similar event involving the Series A Preferred Stock occurring after the Closing Date).

      "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than holders of the Series A Preferred Stock or John or Douglas Casella becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting stock of the Corporation or (b) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or whose nomination was made by the holders of the Series A Preferred Stock) cease for any reason to constitute a majority of the Board of Directors then in office other than pursuant to provisions of the Purchase Agreement relating to nomination, election, resignation or removal of directors under certain circumstances described therein; provided, however, that a "Change of Control" shall not include any event which is deemed to be a liquidation of the Corporation for purposes of Section 2 or any merger or consolidation of the Corporation immediately after which holders of the outstanding voting stock of the Corporation immediately prior to such transaction hold 50% or more of the outstanding voting stock of the surviving company or its parent company.

      "Class A Common Stock" shall mean the Corporation's Class A Common Stock, par value $0.01 per share, and any other capital stock of the Corporation into which such stock is reclassified or reconstituted.

      "Closing Date" shall have the meaning given such term in the Purchase Agreement.

      "Common Stock" shall mean the Class A Common Stock, the Corporation's Class B Common Stock, par value $0.01 per share, and any other class of common stock of the Corporation created after the date hereof.

      "Current Market Value" means the average of the daily Market Prices of the Class A Common Stock for 15 consecutive trading days immediately preceding the date for which such value is to be determined.

      "Liquidation Value" means, at a given time with respect to one share of Series A Preferred Stock, the Accreted Value as of such time.

      "Market Price" means, with respect to the Class A Common Stock, on any given day, (i) the price of the last trade, as reported on the Nasdaq Stock Market, not identified as having been reported late to such system, or (ii) if the Class A Common Stock is so traded, but not so quoted, the average of the last bid and ask prices, as those prices are reported on the Nasdaq Stock Market, or (iii) if the Class A Common Stock is not listed or authorized for trading on the Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Class A Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Class A Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors of the Corporation.

      "Parity Stock" means any class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution.

      "Preferred Stock" shall mean the Corporation's preferred stock, par value $0.01 per share.

      "Purchase Agreement" means the Preferred Stock Purchase Agreement dated as of June 28, 2000 among the Corporation and the purchasers named therein.

      9. Waiver. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President this 8th day of August, 2000.

                                          CASELLA WASTE SYSTEMS, INC.


                                          By: /s/ John W. Casella
                                              --------------------------------
                                              John W. Casella, President